Filed under Rule 424(b)(3)
                                   Registration No. 33-42577


Pricing Supplement No. 14 Dated October 17, 1995
(To Prospectus Dated September 27, 1991
as Supplemented by a Prospectus Supplement
Dated September 30, 1991)

PACIFIC TELECOM, INC.
Medium-Term Notes, Series B
Due From Nine Months to Thirty Years From Date of Issue

Principal amount:  75,500,000.00   Interest Rate/Initial
Price to Public:                     Interest Rate:  6.625%
/x/ 100% of principal amount       Interest Payment Dates:
/ / varying prices related to        March 1 and September 1
    prevailing market prices       Regular Record Dates:
    at the time of resale            February 14 and August 17
Date of Issue:  October 20, 1995   Interest Reset Dates:
Maturity:  October 20, 2005        Index Maturity:
                                   Spread:
/ / Certificated Notes             Spread Multiplier:
/x/ Book-Entry Notes               Maximum Interest Rate:
                                   Minimum Interest Rate:
/x/ Fixed Rate Notes               Specified Currency (if
/ / Floating Rate Notes              other than U.S. dollars):
    / / Commercial Paper Rate      Initial Redemption Date:
    / / LIBOR                      Initial Redemption Premium:
    / / Treasury Rate              Limitation Date:
                                   Annual Redemption Premium
/x/ Notes cannot be redeemed         Reduction:
      prior to Maturity
/ / Notes may be redeemed
      prior to Maturity

     Additional Terms:

     Salomon Brothers Inc (the "Purchaser") has agreed, subject to the terms and conditions of the Selling Agency Agreement dated September 30, 1991 with Pacific Telecom, Inc., as supplemented by a Terms Agreement dated
     October 17, 1995, to purchase all of the Notes set forth above at a purchase price equal to 99.641% of the principal amount thereof if any are purchased. The Purchaser proposes to offer such Notes to the public at the Price to Public set forth above and to certain dealers at prices that represent concessions not in excess of .250% of the principal amount thereof. The Purchaser and such dealers may reallow concessions not in excess of .175% of the principal amount of such Notes.